October 25, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Buckingham Exploration Inc. (copy attached), which were filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Buckingham Exploration Inc. dated October 12, 2010. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K and the conclusion reached that Regal Uranium Inc. is a related party to Buckingham Exploration Inc.

Very truly yours,

MANNING ELLIOTT LLP

/s/ “Manning Elliott LLP”

Chartered Accountants

Vancouver, Canada